EXHIBIT 99.1

                                    AGREEMENT

        This Agreement (the "Agreement"), entered into by and between Alexander
S. Hewitt ("Hewitt") and William T. Atkins ("Atkins"), dated as of December 28, 2000.

                                 R E C I T A L S

        WHEREAS, Hewitt and Atkins each have acquired "beneficial ownership" (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder) of more than five percent (5%) of the common stock of AmeriVest Properties, Inc. (the "Company") through their direct and indirect holdings of common stock, options, and warrants of the Company (the "Securities");

        WHEREAS, each party has determined that their acquisition, voting, and disposition activities with respect to the Securities could cause Hewitt and Atkins to be deemed to be a "group" (as defined under the Section 13 of the Exchange Act); and

        WHEREAS, each party has concluded that it is in his best interest to enter into a written agreement with the other party, evidencing the understanding that, unless and until either party decides otherwise, each will conduct his activities with respect to the Securities (and any other subsequently acquired securities of the Company) as if the two parties are a "group" (as defined under Section 13 of the Exchange Act);

                                    AGREEMENT

        NOW, THEREFORE, each party agrees with, and represents and warrants to the other party as follows:

        1. Neither party will acquire or dispose of "voting power" or "investment power" (each, as defined in Section 13 of the Securities Exchange Act of 1934) over any security of the Company, or any derivative instrument whose underlying security is a security of the Company, without prior oral or written notice to the other party. Notification will be effective when the other party receives the notice.

        2. Either party, in his sole discretion, may at any time terminate this Agreement by providing written notice of termination to the other party. Termination will be effective when the other party receives the notice.



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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date and year first above written.

/s/Alexander S. Hewitt                       /s/William T. Atkins
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Alexander S. Hewitt                          William T. Atkins